Exhibit 10.4

Lease Contract

Lessor (Party A): Liulin Hongxing Coal Washing Plant.

Leasee (Party B): Liulin Junhao Coking Coal Trading Co., Ltd.

Through full consultation, both parties have reached following agreement on leasing matters of houses and venue in accordance with the provisions of Contract Law of People's Republic of China and relevant laws and regulations on the principle of equality, voluntariness, faithfulness and credibility, in order to ensure compliance of both parties.

I.	The Party A agrees to lease three office rooms and venue of 6889.04m2 in Liulin Hongxing Coal Tar Co., Ltd. of Lvliang to the Party B.
II.	The term of lease shall be started from January 1, 2015 and ended on December 31, 2022, totally 8 years. During this period, if any party want to terminate the contract, he must give the written notice to the opposite party three month before and pay the liquidated damages which are 10% of the total amount of the contract to the opposite party.
III.	The annual rent of the houses and venue is RMB130000. During the term of lease, the rent can be adjusted after friendly negotiation when meeting change of market.
IV.	The Party B shall pay the annual rent to the Party A before January 15 every year.
V.	During the term of lease, the Party B shall independently bear the expenses of water, electricity, heating and so on used by the Party B.
VI.	The Party A shall ensure that he/she owns the legal ownership of the houses and venue, and these houses and venue are free from other dispute of property rights.
VII.	The Party A shall give help if the Party B requires the Party A to offer the ownership certificate and other relevant evidentiary materials due to operation needs.
VIII.	During the term of lease, the Party B shall have no right to sublease or borrow the houses and venue without getting written approval of the Party A.
IX.	In case of any disputes occurring during performance of the contract, both parties shall solve through friendly negotiation; if no settlement can reached, any party can file lawsuit to the people's court of the place where the houses and venue is located.
X.	The contract shall prevail in allusion to the inconformity between other lease contracts signed of the above-mentioned houses and venue and this contract.
XI.	The contract shall take effect since the date on which both parties sign with seals. The contract is in quintuplicate with each party having two copies, and the rest copy shall be submitted to the registration department; and each copy has the equal legal effect.

Party A (seal): Liulin Hongxing Coal Washing Plant.
/s/ Seal of Liulin Hongxing Coal Washing Plant.

Party B (seal): Liulin Junhao Coking Coal Trading Co., Ltd.
/s/ Seal of Liulin Junhao Coking Coal Trading Co., Ltd.

Date: January 1, 2015